Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 19, 2013 (except for Note 21, as to which the date is April 11, 2013 and for Note 20, as to which the date is June 10, 2013) in the Registration Statement (Form S-4) of ING U.S., Inc. for the offer to exchange the 2.9% Senior Notes due 2018, 5.5% Senior Notes due 2022 and the 5.650% Fixed-to-Floating Rate Junior Subordinated Notes due 2053.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 10, 2013